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Exhibit 10.2

FORM OF

TRANSITION SERVICES AGREEMENT

BETWEEN

FOREST OIL CORPORATION

AND

LONE PINE RESOURCES INC.

Dated                    , 2011

 TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
ARTICLE II	SERVICES	2
2.1	Services	2
2.2	Service Coordinators	2
2.3	Additional Services	3
2.4	Third Party Services	3
2.5	Standard of Performance; Limitation of Liability	3
2.6	Service Boundaries and Scope	4
2.7	Cooperation	4
2.8	Transitional Nature of Services; Changes	4
ARTICLE III	SERVICE CHARGES	4
3.1	Service Fee	4
3.2	Performance under Separation Agreements	5
ARTICLE IV	PAYMENT	5
4.1	Payment	5
4.2	Payment Disputes	5
4.3	Error Correction	5
4.4	Taxes	5
4.5	Records; Audits	6
ARTICLE V	TERM	6
ARTICLE VI	DISCONTINUATION OF SERVICES	6
6.1	Discontinuation of Services	6
6.2	Procedures Upon Discontinuation or Termination of Services	6
ARTICLE VII	DEFAULT	7
ARTICLE VIII	INDEMNIFICATION	7
8.1	Personal Injury	7
8.2	Property Damage	7
8.3	Waiver of Consequential Damages	8
8.4	Services Received	8
ARTICLE IX	CONFIDENTIALITY	8
9.1	Confidentiality	8
ARTICLE X	FORCE MAJEURE	9
10.1	Performance Excused	9
10.2	Notice	9
10.3	Cooperation	9
ARTICLE XI	MISCELLANEOUS	9
11.1	Construction	9
11.2	Assignment	9
11.3	Entire Agreement	9
11.4	Notices	10

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11.5	Governing Law	10
11.6	Severability	10
11.7	Amendment	10
11.8	Counterparts	10
11.9	Authority	10
11.10	Binding Effect	11
11.11	Waiver	11
11.12	Arbitration	11
11.13	Relationship of Parties	11
11.14	Further Assurances	11
11.15	Regulations	11
11.16	Survival	11
SCHEDULES:
Schedule 1—Services

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 TRANSITION SERVICES AGREEMENT

        This TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into as of                     , 2011, between Forest Oil Corporation, a New York corporation ("Forest"), and Lone Pine Resources Inc., a Delaware corporation ("Lone Pine").

RECITALS

        WHEREAS, Lone Pine is a wholly-owned subsidiary of Forest;

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, Forest and Lone Pine have entered into a Separation and Distribution Agreement, dated as of the date hereof (the "Separation and Distribution Agreement"), and the other Separation Agreements (as defined in the Separation and Distribution Agreement);

        WHEREAS, promptly after the execution and delivery of this Agreement, Lone Pine shall consummate an initial public offering of shares of its common stock, par value $0.01 per share, including the associated preferred share purchase rights, in the United States pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, and in certain jurisdictions of Canada pursuant to a prospectus filed under applicable Canadian securities law (the "IPO");

        WHEREAS, immediately following consummation of the IPO, Forest shall own common stock of Lone Pine evidencing at least 80.1% of the voting power of the Capital Stock (as defined in the Separation and Distribution Agreement) with respect to all stockholder matters; and

        WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement, Forest intends to provide to Lone Pine certain services described herein for a transitional period.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

ARTICLE I
DEFINITIONS

        The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of the Separation and Distribution Agreement.

        "Additional Services" has the meaning given such term in Section 2.3.

        "Agreement" has the meaning given such term in the Preamble.

        "Extension Period" has the meaning given such term in Section 2.3.

        "Force Majeure Event" has the meaning set forth in Section 10.1.

        "Forest" has the meaning given such term in the Preamble.

        "Initial Services" has the meaning given such term in Section 2.1.

        "Invoice" has the meaning given such term in Section 4.1.

        "IPO" has the meaning given such term in the Recitals.

        "Lone Pine" has the meaning given such term in the Preamble.

        "Lone Pine Entities" means Lone Pine and its Subsidiaries.

        "Separation and Distribution Agreement" has the meaning given such term in the Recitals.

        "Service Coordinator" has the meaning given such term in Section 2.2.

        "Service Fee" has the meaning given such term in Section 3.1.

        "Services" has the meaning given such term in Section 2.1.

        "Subsidiary" means an Affiliate controlled by a Person directly, or indirectly through one or more intermediaries.

        "Tax" has the meaning given such term in Section 4.4.

ARTICLE II
SERVICES

        2.1    Services.

          (a)   Subject to the terms and conditions of this Agreement, Forest, acting through its Affiliates and/or its or its Affiliates' respective employees, agents, contractors, or independent third parties, agrees to provide or cause to be provided to the Lone Pine Entities the services set forth in Schedule 1 hereto (the "Initial Services," which together with any Additional Services provided pursuant to Section 2.3 are collectively referred to herein as the "Services").

          (b)   At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties, and consultants) shall be construed as being independent from the Lone Pine Entities and such Persons shall not be considered or deemed to be an employee of any of the Lone Pine Entities nor entitled to any employee benefits from any of the Lone Pine Entities as a result of this Agreement. Lone Pine acknowledges and agrees that, except as may be expressly set forth herein as a Service (including such agreed Additional Services to be provided pursuant to Section 2.3 below) or otherwise expressly set forth in the Separation and Distribution Agreement, any other Separation Agreement, or other binding definitive agreement, Forest shall not be obligated to provide, or cause to be provided, any service or goods to any of the Lone Pine Entities.

          (c)   Forest shall not be required to perform Services hereunder that conflict with or violate any applicable law, contract, license, authorization, certification, or permit by which it is bound. Forest will use reasonable best efforts to secure all necessary consents and/or approvals of vendors, lessors, licensors, and other third parties relating to the Services.

        2.2    Service Coordinators.    Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a "Service Coordinator"). Unless Forest and Lone Pine otherwise agree in writing, Forest and Lone Pine agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 11.4 hereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; any dispute that is not resolved by the Service Coordinators within 60 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VI of the Separation and Distribution Agreement.

        2.3    Additional Services.

          (a)   From the date hereof until 120 days following the IPO Closing Date (the "Extension Period"), from time to time Lone Pine may request additional Services from Forest by providing written notice. Upon the mutual written agreement as to the nature, cost, duration, and scope of such additional Services, Forest and Lone Pine shall supplement in writing this Agreement and Schedule 1 hereto to include such additional Services (such agreed services, the "Additional Services").

          (b)   Forest shall be obligated to provide to the Lone Pine Entities any Additional Service inadvertently or unintentionally omitted from the list of Initial Services that was provided by Forest to the Lone Pine Entities immediately prior to the IPO Closing Date. Forest, in its sole discretion, may decline to provide any Additional Service requested by Lone Pine that does not meet the criteria of the preceding sentence.

        2.4    Third Party Services.    Forest shall have the right to hire third party subcontractors to provide all or part of any Services hereunder so long as such subcontracting is consistent with past practices and the practice applied by Forest generally from time to time within its own organization. If subcontracting for a Service is not consistent with past practices and the practice applied by Forest generally from time to time within its own organization, then Forest shall give notice of its intent to subcontract such Service to Lone Pine and Lone Pine shall have (30) days to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof.

        2.5    Standard of Performance; Limitation of Liability.

          (a)   The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level, and at the same general degree of accuracy and responsiveness, as when performed within the Forest organization prior to the date of this Agreement. It is understood and agreed that Forest is not a professional provider of the types of services included in the Services and that Forest personnel performing such Services have other responsibilities, and will not be dedicated full-time to performing the Services.

          (b)   In the event Forest fails to provide, or cause to be provided, the Services in accordance herewith, the sole and exclusive remedy of Lone Pine shall be to, at Lone Pine's sole discretion, within 60 days from the date that Forest first fails to provide such Service, either (i) have the Service reperformed or (ii) not pay for such Service or, if payment has already been made, receive a refund of the payment made for such defective Service; provided, that in the event Forest defaults in the manner described in Article VII, Lone Pine shall have the further rights set forth in Article VII.

          (c)   EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED, OR EXPRESSED, ARE MADE BY FOREST OR ANY AFFILIATE OF FOREST WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. LONE PINE HEREBY EXPRESSLY WAIVES ANY RIGHT LONE PINE OR ANY OF THE LONE PINE ENTITIES MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE, OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW, OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE, OR OTHER FAILURE OR BREACH BY FOREST OR ANY AFFILIATE OF FOREST UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OF FOREST, ANY AFFILIATE OF FOREST, OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE, OR NON-U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND FOREST SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF FOREST, ANY AFFILIATE OF FOREST, OR ANY THIRD PARTY SERVICE PROVIDER HEREUNDER.

        2.6    Service Boundaries and Scope.    Except as provided in Schedule 1, (a) Forest shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by Forest for any of the Lone Pine Entities immediately prior to the IPO Closing Date and (b) the Services shall be available only for purposes of conducting the business of the Lone Pine Entities substantially in the manner it was conducted immediately prior to the IPO Closing Date. Except as provided in Schedule 1, in providing, or causing to be provided, the Services, Forest shall not be obligated to (a) maintain the employment of any specific employee or hire additional employees, (b) purchase, lease, or license any additional equipment (including, without limitation, computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools, and other tangible personal property) that it would not acquire in the ordinary course of business, (c) make modifications to its existing systems, (d) pay any costs related to the transfer or conversion of data of any of the Lone Pine Entities, or (e) be directed by Lone Pine with respect to the allocation or selection of the Forest employees used to provide the Services.

        2.7    Cooperation.    Forest and Lone Pine shall cooperate with one another and shall provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

        2.8    Transitional Nature of Services; Changes.    The parties acknowledge the transitional nature of the Services and that Forest may make changes from time to time in the manner of performing the Services if Forest (a) is making similar changes in performing similar services for Forest and its Subsidiaries and (b) furnishes to Lone Pine prompt notice respecting such changes.

ARTICLE III
SERVICE CHARGES

        3.1    Service Fee.    In consideration for the provision of the Services, Lone Pine shall pay to Forest, (a) a fee based on the product of (x) the number of hours each applicable Forest employee bills during the billing month, and (y) such employee's total hourly compensation (based on his or her base salary plus applicable burden and bonus) measured in U.S. dollars (the "Service Fee") and (b) a reimbursement for all reasonable, direct or indirect, out-of-pocket costs that are incurred to provide any Service.

        3.2    Performance under Separation Agreements.    Notwithstanding anything to the contrary contained herein, Lone Pine shall not be charged under this Agreement for any services that are specifically required to be performed under the Separation and Distribution Agreement or any other Separation Agreement and any such other services shall be performed and charged for in accordance with the terms of the applicable Separation Agreement.

ARTICLE IV
PAYMENT

        4.1    Payment.

          (a)   Prior to the Spin-Off and unless otherwise agreed by the mutual agreement of the Service Coordinators, Forest shall deliver to Lone Pine, on or before the end of each month, addressed to the attention of the Lone Pine Chief Financial Officer or such other person as Lone Pine may designate in writing, an invoice setting forth in reasonable detail for the period covered (i) the Service Fee, (ii) the basis for the calculation of the out-of-pocket costs, and (iii) such additional information as Lone Pine may reasonably request (the "Invoice"). Absent manifest error in calculations contained in an Invoice (if there is manifest error, Lone Pine will correct such error and show such recalculation), Lone Pine shall wire transfer to the account of Forest, within 30 days after the date of the Invoice, the invoiced amount, in U.S. dollars, in full in accordance with written wiring instructions previously provided by Forest. Adjustment credits or debits shall be shown on, and settled concurrently with, the Invoice next succeeding the Invoice for which the adjustment is made. Interest will accrue on any unpaid amounts at the rate of LIBOR plus 2.0%, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

          (b)   Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

        4.2    Payment Disputes.    Lone Pine may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to Forest within 90 days following the date of the disputed Invoice. Lone Pine must timely pay the disputed items in full pending resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 60 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VI of the Separation and Distribution Agreement. Neither party shall have a right of set-off against the other party for billed amounts hereunder. Upon written request, Forest will provide to Lone Pine reasonable detail and support documentation to permit Lone Pine to verify the accuracy of an Invoice. In addition, from time to time, the Service Coordinators, by mutual agreement, may conduct a true-up process to adjust other Service charges based on a reconciliation of budgeted usage and costs with the parties' actual experience.

        4.3    Error Correction.    Forest shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. Services under this Agreement and charges therefor shall be subject to audit in accordance with Section 4.5 hereof.

        4.4    Taxes.    Any transfer taxes, excises, fees, or other charges (including, without limitation, value added, sales, use, or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity, or capital of Forest), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which Forest is required to pay or incur in connection with the provision of Services hereunder ("Tax"), shall be passed on to Lone Pine as an explicit surcharge and shall be paid by Lone Pine in addition to any Service Fee payment, whether included in the applicable Service Fee payment, or added retroactively. If Lone Pine submits to Forest a timely and valid resale or other exemption certificate acceptable to Forest and sufficient to support the exemption from Tax, then such Tax will not be added to the Service Fee payable pursuant to Article III; provided, however, if Forest is ever required to pay such Tax, Lone Pine will promptly reimburse Forest for such Tax, including any interest, penalties, and attorney's fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

        4.5    Records; Audits.

          (a)   Forest shall maintain true and correct records of all receipts, invoices, reports, and such other documents relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. Without limiting the generality of the foregoing, Forest's accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness, and appropriateness of the charges for the Services hereunder. Forest shall retain such accounting records and make them available to Lone Pine's auditors for a period of not less than six years from the close of each fiscal year of Forest; provided, however, that Forest may, at its option, transfer such accounting records to Lone Pine upon termination of this Agreement.

          (b)   Upon written request, Lone Pine and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by Forest that relate to this Agreement and shall have the right to audit such records; provided, however, that the same period cannot be re-audited. Any dispute arising out of an audit that is not resolved by the mutual agreement of the Service Coordinators shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VI of the Separation and Distribution Agreement.

ARTICLE V
TERM

        Lone Pine shall undertake to provide to itself and its Subsidiaries, and to terminate as soon as reasonably practicable in accordance with Article VI, the Services provided to the Lone Pine Entities hereunder. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall continue in full force and effect between the parties until the later of (a) the date that is six months after IPO Closing Date or (b) the Spin-Off; provided, however, that if the Spin-Off has not occurred by December 31, 2011, then this Agreement will terminate on such date.

ARTICLE VI
DISCONTINUATION OF SERVICES

        6.1    Discontinuation of Services.    After the date hereof, Lone Pine may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation or partial discontinuation of one or more specific Services or all of the Services provided thereunder by giving Forest at least 30 days' prior written notice; provided, however, that (a) Lone Pine shall be liable to Forest for all costs and expenses Forest remains obligated to pay in connection with, and attributable to, the provision of the discontinued Service or Services and (b) Forest shall use reasonable best efforts to minimize all such costs and expenses. In such case, by mutual agreement, the parties may agree to a corresponding reduction in consideration payable therefor pursuant to Article III. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Lone Pine Entities of all of the duties and obligations previously performed by Forest under this Agreement.

        6.2    Procedures Upon Discontinuation or Termination of Services.    Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article I, Article VIII, and Article IX of this Agreement shall survive such discontinuation or termination. Each party shall, within 60 days after discontinuation or termination of a Service, to the extent reasonably practicable, deliver to the other party all property in its possession, including, but not limited to, (a) originals of all books, records, contracts, receipts for deposits, and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service, and (b) copies of books, records, contracts, receipts for deposits, and all other papers or documents maintained by the other party and which pertain in part to the business of the other party and relate to such Service; provided, that a party may retain archival copies of material provided to the other party pursuant to this Section 6.2.

ARTICLE VII
DEFAULT

        In the event of a (a) failure of Lone Pine to pay for Services in accordance with the terms of this Agreement, (b) failure of Forest to perform, or cause to be performed, the Services in accordance with the terms of this Agreement, which failure results or could reasonably result in a material adverse impact on the business, operations, or financial results of the Lone Pine Entities taken as a whole, or (c) default by any party, in any material respect, in the due performance or observance by it of any of the other terms, covenants, or agreements contained in this Agreement, then the non-defaulting party shall have the right, at its sole discretion, to immediately terminate this Agreement if the defaulting party has (i) failed to cure the default within 30 days of receipt of the written notice of such default or (ii) if such default is not reasonably susceptible to cure within a 30-day period, failed to take action within 30 days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. Lone Pine's right to terminate this Agreement set forth in (b) and (c) above and the rights set forth in Section 2.5 shall constitute Lone Pine's sole and exclusive rights and remedies for a breach by Forest hereunder (including, without limitation, any breach caused by an Affiliate of Forest or other third party providing a Service hereunder).

ARTICLE VIII
INDEMNIFICATION

        8.1    Personal Injury.    EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT, OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY PARTY, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

        8.2    Property Damage.    EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF LOSS OF OR DAMAGE TO SUCH INDEMNIFYING PARTY'S PROPERTY OR PROPERTY OF ITS AFFILIATES, THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY PARTY OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OR REPRESENTATIVES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

        8.3    Waiver of Consequential Damages.    Neither party shall be liable under this Agreement for any consequential, special, indirect, incidental, punitive, or exemplary damages under any theory, arising out of activities or obligations under or related to this Agreement, regardless of the acts, omissions, negligence, or fault of any person.

        8.4    Services Received.    Lone Pine hereby acknowledges and agrees that:

          (a)   the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5, Article VII, and the other provisions hereof, including, without limitation, the limitation of remedies available to Lone Pine which restricts available remedies resulting from a Service not provided in accordance with the terms hereof to either non-payment or reperformance of such defective Service and, in certain limited circumstances, the right to terminate this Agreement;

          (b)   the Services are being provided solely to facilitate the transition of Lone Pine to a separate company as a result of the IPO, and Forest and its Affiliates do not provide any such Services to non-Affiliates;

          (c)   it is not the intent of Forest to render, nor of the Lone Pine Entities to receive from Forest, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment, or other business and financial matters, or technical advice, whether with regard to information technology or other matters; Lone Pine shall not rely on, or construe, any Service rendered by or on behalf of Forest as such professional advice or opinions or technical advice; and Lone Pine shall seek all third party professional advice and opinions or technical advice as it may desire or need, and in any event Lone Pine shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.5 and Article VII;

          (d)   with respect to any software or documentation within the Services, Lone Pine shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense, or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

          (e)   a material inducement to Forest's agreement to provide the Services is the limitation of liability set forth herein and the release.

        ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN AND THE INDEMNITIES SET FORTH IN SECTION 8.1 AND SECTION 8.2 HEREOF, LONE PINE SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY, AND HOLD FOREST, ANY AFFILIATE OF FOREST, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AND AGENTS (ALL AS INDEMNIFIED PARTIES), FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING UNDER OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF FOREST, ANY AFFILIATE OF FOREST, OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF FOREST, ANY AFFILIATE OF FOREST, OR ANY THIRD PARTY SERVICE PROVIDER.

ARTICLE IX
CONFIDENTIALITY

        9.1    Confidentiality.    Lone Pine and Forest each acknowledge and agree that the terms of Section 7.10 of the Separation and Distribution Agreement shall apply to information, documents, plans, and other data made available or disclosed by one party to the other in connection with this Agreement.

 ARTICLE X
FORCE MAJEURE

        10.1    Performance Excused.    Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war, terrorism, civil commotion, compliance in good faith with any Law, unavailability of materials, unusually bad weather, or other event or condition whether similar or dissimilar to the foregoing (a "Force Majeure Event").

        10.2    Notice.    The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

        10.3    Cooperation.    Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI
MISCELLANEOUS

        11.1    Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words "include," "includes," and "including" shall be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party "will" or "shall" perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement's construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties (and, solely for purposes of Article VIII, the Indemnified Parties) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Forest or any employee or stockholder of Lone Pine) other than the parties.

        11.2    Assignment.    Except as set forth herein, neither party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which consent may be granted or withheld in such other party's sole discretion; provided, however, that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Forest or a third party as otherwise allowed hereunder.

        11.3    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof. To the extent any portion of this Agreement conflicts with any other Separation Agreement, such other Separation Agreement shall control.

        11.4    Notices.    Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

  (a)
  If to Lone Pine, to:

    Corporate Secretary
    Lone Pine Resources Inc.
    Suite 2500, 645-7 Avenue SW
    Calgary, Alberta,
    Canada T2P 4G8
    Fax: (403) 261-7665

  (b)
  If to Forest, to:

    General Counsel
    Forest Oil Corporation
    707 17th Street, Suite 3600
    Denver, Colorado 80202
    Fax: (303) 812-1445

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

        11.5    Governing Law.    This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York, excluding its conflicts of law rules, except to the extent that, pursuant to the applicable Laws of the location in which any Service is performed, the local laws of such location are mandatorily applicable thereto, in which case, and to such extent, the laws of such location shall apply.

        11.6    Severability.    If any term or other provision of this Agreement shall be determined by a court, Governmental Authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

        11.7    Amendment.    This Agreement may only be amended by a written agreement executed by both parties.

        11.8    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

        11.9    Authority.    Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and general equity principles.

        11.10    Binding Effect.    This Agreement binds and benefits the parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity under Article VIII, there are no third party beneficiaries having rights under or with respect to this Agreement.

        11.11    Waiver.    A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

        11.12    Arbitration.    All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled by binding arbitration in accordance with the provisions of Article VI of the Separation and Distribution Agreement.

        11.13    Relationship of Parties.    This Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties.

        11.14    Further Assurances.    From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

        11.15    Regulations.    All employees of Forest and any Affiliate of Forest shall, when on the property of Lone Pine, conform to the rules and regulations of Lone Pine concerning safety, health, and security which are made known to such employees in advance in writing.

        11.16    Survival.    The parties agree that Articles I, VIII, and IX will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FOREST OIL CORPORATION
By:
Name:
Title:
LONE PINE RESOURCES INC.
By:
Name:
Title:

SIGNATURE PAGE TO
TRANSITION SERVICES AGREEMENT

SCHEDULE 1

SERVICES

Service	Description
Executive Oversight	Provide advice and assistance with respect to:

The early implementation of Lone Pine's business strategies, investor/public relations matters, corporate governance matters, and other public company issues, business plan development, and capital markets, banking, and other financial issues.
Insurance/Risk Management
The early implementation of Lone Pine's insurance program, claims handling and other insurance-related matters, the early implementation and execution of Lone Pine's hedging programs, and other risk management matters.
Treasury	General treasury functions, the early implementation of treasury control, communication, credit analysis, and documentation systems, and issues related to Lone Pine's bank credit facility.
Information Technology	Computer hardware, software, and network issues, communications, and other information technology matters.
Legal	Litigation matters, the early implementation of corporate governance and legal compliance structures and documentation, contract review and preparation, and regulatory matters.
Accounting
The early implementation of Lone Pine's financial reporting system, the early implementation of Lone Pine's Sarbanes-Oxley compliance program, the interface with independent auditors, preparation of public-company filings, and other financial accounting-related issues.
Tax	General tax-related matters.
Marketing	The early implementation of oil and gas marketing and transportation arrangements, invoicing purchasers for the sale of oil and gas products, and oil and gas nominations to purchasers.
Corporate Engineering	Reserve engineering, internal and public reporting of same, and interfacing with Lone Pine's operational groups and its independent reserve engineers.
Human Resources	The early implementation of employee benefit plans, employee recruiting, and officer and non-officer compensation issues.
Investor Relations
The early implementation of Lone Pine's investor relations programs, including communications with stakeholders, preparation of stakeholder presentations, and the implementation of Lone Pine's investor website.

Schedule 1

QuickLinks

  Exhibit 10.2
FORM OF TRANSITION SERVICES AGREEMENT BETWEEN FOREST OIL CORPORATION AND LONE PINE RESOURCES INC. Dated , 2011
TABLE OF CONTENTS
TRANSITION SERVICES AGREEMENT
RECITALS
AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II SERVICES
ARTICLE III SERVICE CHARGES
ARTICLE IV PAYMENT
ARTICLE V TERM
ARTICLE VI DISCONTINUATION OF SERVICES
ARTICLE VII DEFAULT
ARTICLE VIII INDEMNIFICATION
ARTICLE IX CONFIDENTIALITY
ARTICLE X FORCE MAJEURE
ARTICLE XI MISCELLANEOUS
SCHEDULE 1
SERVICES